Exhibit 20

NEWS BULLETIN          RE:    Pudgie's Chicken, Inc.
                              333 Earle Ovington Blvd.
FROM                          Suite 604
FRB                           Uniondale, NY  11553
                              Nasdaq:  PUDG
- -------------------------------------------------------------------------------
The Financial Relations Board, Inc.

FOR FURTHER INFORMATION

     At The Company           At The Financial Relations Board
     Robert Rattet            Joe Calabrese & Kerry Thalheim
     914-381-7400             212 661-8030


     FOR IMMEDIATE RELEASE
     September xx, 1996

     Uniondale, NY (September xx, 1996) - Pudgie's Chicken, Inc. (Nasdaq: PUDG) announced today that a panel of the American Arbitration Association has rendered an award against the Company in favor of Gallus Investments, L.P. an area developer, in the amount of $1,375,888 in damages and $331,516 in attorney fees. A motion to confirm this award is to be held in the United States District Court for the Eastern District of Virginia on September 27, 1996. Pudgie's intends to oppose this motion and to explore other available post-arbitration remedies. In the interim, in order to protect their interest and assets, Pudgie's has filed a Chapter 11 Petition for Reorganization in view of the unanticipated size of the award.

     "The award was totally unexpected given that our Company was not found to have committed any fraud or breach of contract. Instead, the Company was found to have violated the Franchise Sales Act of the State of New York," stated Steven Wasserman, President and Chief Executive Officer of Pudgie's.

     Pudgie's Chicken operates and franchises quick service Pudgie's Famous Chicken restaurants.



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